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                [LETTERHEAD OF RICHARDS, LAYTON & FINGER, P.A.]

                                                                     Exhibit 5.1

                                 March 14, 2003


The Board of Directors
Electronics For Imaging, Inc.
303 Velocity Way
Foster City, California   94404


Ladies and Gentlemen:

            We have acted as special Delaware counsel to Electronics For Imaging, Inc. (the "Company"), a Delaware corporation, in connection with the issuance of shares of common stock, par value $.01 per share (the "Shares"), by the Company pursuant to the Agreement and Plan of Merger, dated as of February 26, 2003 (the "Merger Agreement"), by and among the Company, Strategic Value Engineering, Inc., a Delaware corporation, and Printcafe Software, Inc., a Delaware corporation ("Printcafe").

            For purpose of rendering our opinion as stated herein, we have been furnished and have reviewed copies of the following documents:

            (i) the Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware (the "Secretary of State") on October 9, 1992, as amended by the Certificate of Amendment, filed with the Secretary of State on November 8, 1995, and the Certificates of Merger, filed with the Secretary of State on December 22, 1998 at 9:00, December 22, 1998 at 9:05, December 27, 1999, October 23, 2000, March 21, 2001 and December 20, 2002 (collectively, the "Certificate");
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Board of Directors
Electronics For Imaging, Inc.
March 14, 2003
Page 2

            (ii) the By-laws of the Company (the "By-laws");

            (iii) resolutions adopted by the Board of Directors of the Company with respect to (i) the Merger Agreement, and (ii) the issuance of the Shares of the Company pursuant to the Merger Agreement (the "Board Resolutions");

            (iv) the Merger Agreement;

            (v) the Stockledger of the Company;

            (vi) a specimen stock certificate of the Company;

            (vii) the Registration Statement on Form S-4 of the Company with respect to the issuance of Shares (the "Registration Statement");

            (viii) a certificate of the Secretary of the Company dated March 13, 2003; and

            (ix) a certificate of the Secretary of State, dated as of the date hereof, as to the good standing of the Company.

            With respect to the foregoing documents, we have assumed: (a) the authenticity of all documents submitted to us as originals, (b) the conformity to the authentic original documents of all documents submitted to us as copies or forms, (c) the genuineness of all signatures and the legal capacity of all natural persons, and (d) that the foregoing documents, in the forms thereof submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinion as expressed herein. Except as stated above, we have not reviewed any document for purposes of rendering our opinion as expressed herein and we assume there exists no provision of any such other document that bears upon or is inconsistent with our opinion as expressed herein. In addition, we have conducted no independent factual investigation of our own,
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Board of Directors
Electronics For Imaging, Inc.
March 14, 2003
Page 3

but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.

            In addition to the foregoing, we have assumed for purposes of our opinion as stated herein the following matters:

            (i) After issuance of the Shares, the Company shall not have issued, subscribed for, or otherwise committed to be issued more than 2,498,000 Shares;

            (iii) The Shares are issued in accordance with the Merger Agreement; and

            (iv) The Merger Agreement constitutes a legal, valid and binding obligation of each of the parties thereto, enforceable against the parties thereto in accordance with its terms.

            Based upon and subject to the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, it is our opinion that, when issued in accordance with the Merger Agreement in exchange for fully paid and nonassessable shares of common stock, par value $.0001 per share, of Printcafe Software, Inc., the Shares will be legally issued, fully paid and nonassessable shares of common stock, par value $.01 per share, of the Company.

            The foregoing opinion is limited to the laws of the State of Delaware, and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinion is rendered only with respect to Delaware law and rules and regulations and orders thereunder that are currently in effect.

            The opinion expressed herein is solely for your benefit in connection with the matters described herein and may not be relied upon by any other person, or for any other purpose, without
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Board of Directors
Electronics For Imaging, Inc.
March 14, 2003
Page 4

our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading "Legal Opinions" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                         Very truly yours,



                                         /s/ Richards Layton & Finger P.A.